                               PURCHASE AGREEMENT


                         dated as of September 20, 1998


                                     between


                         Retail Company of Germany, Inc.

                                    as Seller


                               Venator Group, Inc.

                             as Guarantor for Seller


                  Dr. Peter Wessels Vermogensverwaltungs GmbH,
                                     Berlin

                                   as Buyer 1

                                       and

                Dr. Peter Wessels Beteilingungsverwaltungs GmbH,
                                     Berlin

                                   as Buyer 2


                  regarding the purchase of the Woolworth Group
                             in Germany and Austria

                                TABLE OF CONTENTS




PREAMBLE


SECTION   1    DEFINITIONS, INTERPRETATXONS ..................................
SECTION   2    THE WOOLWORTH GROUP ...........................................
SECTION   3    SALE AND PURCHASE .............................................
SECTION   4    PURCHASE PRICE ................................................
SECTION   5    CLOSING .......................................................
SECTION   6    REPRESENTATIONS AND WARRANTIES ................................
SECTION   7    BREACH OR REPRESENTATIONS AND
                           WARRANTIES, LIABILITY .............................

SECTION   8    TAX MATTERS ...................................................

SECTION   9    RELATIONSHIP BETWEEN THE SELLER
                           AND THE WOOLWORTH GROUP ............................

SECTION   10   FURTHER COVENANTS AND UNDERSTANDINGS ..........................
SECTION   11   COSTS AND TAXES ...............................................
SECTION   12   GUARANTEE FOR SELLER ..........................................
SECTION   13   JOINT AND SEVERAL LIABILITY ...................................
SECTION   14   MISCELLANEOUS .................................................

                               PURCHASE AGREEMENT



dated as of September 20, 1998


between


1. Retail Company of Germany, Inc.
   Wilmington, Delaware, USA
                                                                    - "Seller" -


2. Venator Group, Inc., New York, N.Y., USA

                                                      - "Guarantor for Seller" -


3. Dr. Peter Wessels Vermogensverwaltungs GmbH, Berlin
                                                                   - "Buyer 1" -


and


4  Dr. Peter Wessels Beteiligungsverwa1tungs GmbH, Berlin

                                                                   - "Buyer 2" -

                                                           - Buyer 1 and Buyer 2
                                          collectively referred to as "Buyer"  -



                                    PREAMBLE

1. The Seller is the sole owner of the Woolworth Group (as defined below) which operates general merchandise stores and related support facilities in Germany and Austria.

2. The Seller and the Buyer intend to sell and acquire respectively the Woolworth Group as an operating business on and subject to the terms and conditions of this Agreement.

3. The Parties hereby agree as follows:

                                    SECTION 1

                          DEFINITIONS, INTERPRETATIONS


1.1 Definitions
    -----------

    As used in this Agreement, terms below shall have the following meanings:

    Accounts Date:             December 31, 1997 for Meyer Der Schuh GmbH1 Meyer
                               Der Schuh KG, Christa and Lidos and January 31.,
                               1998 for all other Material Woolworth Companies.

    Affiliate:                 Any affiliated company (verhundenes Unternehmen)
                               as defined in Section 15 of the German Stock
                               Corporation Act.

    Business Day:              Any day on which banks are open for business in
                               Frankfurt am Main, Germany, Munich, Germany, and
                               London, England.

    Buyer 1:                   Dr. Peter Wessels Vermogensverwaltungs GmbH.

    Buyer 2:                   Dr. Peter Wessels Beteiljgungsverwaltungs GmbH.

    Buyer:                     Buyer 1 and Buyer 2

    Christa:                   As defined in Section 2.1 h).

    Closing:                   As defined in Section 5.2.

    Closing Date:              As defined in Section 5.1.

    Guarantor for Seller:      Venator Group, Inc., New York,
                               N.Y., USA

    Kaufring:                  As defined in Section 2.1 i).


    Krone:                     As defined in Section 2.1 d).

    Lidos:                     As defined in Section 2.1 g).

    Material Woolworth
    Companies:                 As defined in Section 2.4.

    Merkur:                    As defined in Section 2.1 j).

    Meyer fler Shuh GmbH:      As defined in Section 2.1 c).

    Meyer Der Schuh KG:        As defined in Section 2.1 f).

    Other Participations:      As defined in Section 2.3.

    Party:                     Seller or Buyer of Guarantor for Seller.

    Preliminary Balance:       As defined in Section 9.1

    Purchase Price:            As defined in Section 4.1.

    Seller:                    Retail Company of Germany,
                               Inc., Wilmington, Delaware,
                               USA.

    Sold Interests:            As defined in Section 3.1.

    Tappiser a Werner:         As defined in Section 2.1 e).

    Taxes:                     As defined in Section 8.1.

    Woolworth Austria:         As defined in Section     2.1 b)

    WoolworthCompanies:        As defined in Section     2.4.

    WoolworthGermany:          As defined in Section 2.1 a).

    WoolworthGroup:            As defined in Section     2.2.

1.2 Headings, Interpretation
    ------------------------

     Headings are inserted for convenience only and shall not affect the interpretation of this Agreement. All references to "Section" refer to the corresponding Section of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

1.3  German Translations
     -------------------

     Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

1.4  Exhibits
     --------

     All Exhibits (including Appendices thereto) recorded in the notarial protocol ("Reference Deed") of Notary Public Dr. Wolfgang Hauser, Frankfurt am Main, dated September 12, 1998 (Roll of Deeds No. 398/1998) and all Exhibits (including Appendices thereto) attached to this Agreement form an integral part of this Agreement and are referred to as an Exhibit hereto. Any Exhibit attached hereto which has the same designation as an Exhibit previously recorded by the Reference Deed shall replace and supersede such Exhibit previously recorded in the Reference Deed.

                                    SECTION 2

                               THE WOOLWORTH GROUP

2.1  The following companies are members of the Woolworth Group:

     a) Deutsche Woolworth GmbH (formerly F.W. Woolworth Co. GmbH; "Woolworth Germany"), Frankfurt am Main, Germany, which has a registered share capital of DM 505,000,000.00 (Deutsche Marks five hundred and five million)

          Woolworth Germany is a wholly owned subsidiary of the Seller;

     b) F.W. Woolworth Co. Geo.m.b.H. ("Woolworth Austria") Linz, Austria, which has a registered share capital of ATS 70,000,000.00 (Austrian Shilling seventy million)

          Woolworth  Austria  is  a  wholly  owned  subsidiary of the seller;

     c) Meyer Der Schuh Beteilingungs-GmbH ("Meyer Der Schuh GmbH"), St. Wendel, Germany, which has a registered share capital of DM 50,000.00 (Deutsche Marks fifty thousand).

          Meyer Der Schuh GmbH is a wholly owned subsidiary of the Seller;

          d)   Krone  Grundstucksgesellschaft  mbh ("Krone"),  Berlin,  Germany,
               which  has  a  registered   share  capital  of  DM  17,000,000.00
               (Deutsche Marks seventeen million).

               Woolworth Germany holds a 99.91% interest (= shares in the aggregate nominal amount of DM 16,985,000.00) and the Seller holds a 0.09% interest (= share in the nominal amount of DM 15,000.00) in Krone;

          e) Tappiser & Werner GmbH ("'Tappiser & Werner"), Frankfurt am Main, Germany, which has a registered share capital of DM 500,000.00 (Deutsche Marks five hundred thousand).

               Tappiser & Werner GmbH is a wholly owned subsidiary of Woolworth Germany;


          f) Mayer Der Schuh Beteiligungs-GmbH & Co. KG ("Meyer Der Schuh KG"), Frankfurt am Main, Germany.

               Krone holds a 99% interest in Meyer Der Schuh KG (limited partnership interest (Kommanditeinlage) which has been registered in the nominal amount of DM 10,000,000.00 (Deutsche Marks ten million) of which DM 9,950,500.00 (Deutsche Marks nine million nine hundred fifty thousand five hundred) have not yet been paid). Meyer Der Schuh GmbH is general partner and holds a 1% interest in Meyer Der Schuh KG;

          g) Lidos Verwaltung GmbH & Co. Vermietungs--KG ("Lidos"), Munchen, Germany.

               Krone holds a 99% interest in Lidos (limited partnership interest which has been registered in the nominal amount of DM 49,500.00 (Deutsche Marks forty nine thousand five hundred)).

               LHI Leasing for Handel und Industrie GmbH, Munich, holds a limited partnership interest in Lidos which has been registered in the nominal amount of DM 500.00 (Deutsche Marks five hundred) The general partner of Lidos is Lidos Verwaltungs GmbH, Munich;

          h) Christa Grundstucks-Vermietungsgesellschaft mbH & Co. Objekt Frankfurt KG ("Christa"), Dusseldorf, Germany.

               Woolworth Germany holds a 99.99% interest in Christa (limited partnership interest which has been registered in the nominal amount of DM 20,001,000.00 (Deutsche Marks twenty million and one thousand) of which DM 19,981,000.00 (Deutsche Marks nineteen million nine hundred eighty one thousand) have not yet been paid). General partners of Christa are Actium Leasobjekt Gesellschaft mbH, Frankfurt am Main, with a partnership interest of DM 1,000.00 (Deutsche Marks one thousand) and Selekta Grundstucksverwaltungsgesellschaft mbH, Dusseldorf;

          i) Kaufring AG ("Kaufring"), Dusseldorf, Germany, which has a registered share capital of DM 90,000,000.00 (Deutsche Marks ninety million).

               Woolworth Germany holds a shareholding of 450,000 shares in the aggregate nominal amount of DM 22,500,000.00 (Deutsche Marks twenty two million five hundred thousand) in Kaufring; and


          j) Merkur Einkaufsgeaollschaft Kaufring-Woolworth MbH ("Merkur"), Dusseldorf, Germany, which has a registered share capital of DM 10,000,000.00 (Deutsche Marks ten million), of which DM 7,500,000.00 (Deutsche Marks seven million five hundred thou-sand) have not been paid in yet.

               Woolworth Germany holds a 50% interest and Kaufring holds a 50% interest in Merkur.


2.2      For purposes of this Agreement the term "Woolworth Group" shall mean


         a) a 100% interest in the companies referred to in Sections 2.1 a) - f;


         b) a 99% interest in Lidos (Section 2.1 g)) and a 99.99% interest in Christa (Section 2.1 h));

         c) a shareholding of 450,000 shares in the aggregate nominal amount of DM 22,500,000.00 in Kaufring (Section 2.1 i));

         d) a 50% interest in Merkur (Section 2.1 j)).

          Exhibit 2.2 hereto outlines the interests held by the Seller directly and indirectly in the Woolworth Group.

2.3 In addition to the interests included in Section 2.2, the members of the Woolworth Group hold numerous participations in various immaterial civil law partnerships, registered societies (eingetragene Vereine) and other forms of association, e.g., partnerships for the common use of shared facilities, advertising and PR associations, trade associations, the recycling association Der Grune Punkt Duales System Deutschland AG, etc. All of these participations have been entered into, and will only create obligations within the scope of, the ordinary course of business.

2.4 The members of the Woolworth Group are hereinafter referred to as the "Woolworth Companies" or a "Woolworth Company". The Woolworth Companies other than Kaufring and Merkur are hereinafter referred to as the "Material Woolworth Companies" or a "Material Woolworth Company".




                                    SECTION 3

                                SALE AND PURCHASE


3.1 The Seller hereby sells to the Buyer and the Buyer hereby purchases from the Seller

         a)       all Shares in Woolworth Germany;

         b)       all shares in Woolworth Austria;

         c)       all shares in Meyer Der Schuh GmbH; and

         d) a share in the nominal amount of DM l5,000.00 (Deutsche Marks fifteen thousand) (0.09%interest) in Krone

         (collectively, the "Sold Interests")


3.2 The Buyer shall be entitled to the profit, if any, attributable to the Sold Interests for the current fiscal years. The same shall apply for profits, if any, of preceding fiscal years which have not been distributed to the shareholders prior to the date of this Agreement.

3.3 The transfer of the Sold Interests to the Buyer shall be effected in accordance with Section 5.2 on the Closing Date.

                                    SECTION 4

                                 PURCHASE PRICE

4.l      The purchase  price  ("Purchase  Price") for the sold Interests and the obligation not to compete assumed under Section 9.6 amounts to DM 950,000,000.00 (Deutsche Marks nine hundred and fifty million).

         The Purchase Price is not subject to any adjustment.

         4.2 The Purchase Price is allocated to the individual companies as follows:

         a)       Interest in Woolworth Germany
                  and covenant not to compete                  DM 949,829,999.00

         b)       Interest in Woolworth Austria                DM           1.00

         c)       Interest in Meyer Der Schuh
                  GmbH                                         DM      50,000.00

         d)       Interest in Krone                            DM     l20,000.00
         Total                                                 DM 950,000,000.00

4.3  The payment of the Purchase Price shall be effected in accordance  with
     Section 5.2 on the Closing Date.

     The Buyer shall not be entitled to exercise any right of set-off or retention with regard to the payment of the Purchase Price or interest thereon.

                                    SECTION 5

                                     CLOSING

5.1 The Closing of this Agreement shall take place on the date (the "Closing Date") which is five Business Days after the date on which the merger contemplated by this Agreement may be consummated under Section 24a para.4 of the German Act against Restraints of Competition or Article 7 Regulation (EC) No. 4064/89 on the Control of Concentrations between undertakings, whichever is applicable, however in no case earlier than five Business Days after the Buyer has gained knowledge that the merger may be so consummated. In case the Closing Date would be a Friday, the Closing Date shall be on the following Business Day.


     The Closing of this Agreement shall take place at the offices of Woolworth Germany in Frankfurt am Main. The Parties may agree on a different time and place for the Closing.

5.2 On the Closing Date, the Parties shall perform or have performed the following acts which shall constitute the closing ("Closing"; Erfullung):

     a) transfer of the Sold Interests to the Buyer by notarial deeds of transfer C90 % to Buyer 1 and 10 % to Buyer 2). The transfer of the Sold Interests to the Buyer shall be effected subject to the condition subsequent (aufschiebende Bedingung) that the banks referred to below under Section 5.2 b) confirm in writing (telefax confirmed by letter) to the Seller that the Purchase Price set forth in Section 4.1 has been irrevocably credited in full to the accounts referred to below under Section 5.2

     b)   payment of the Purchase Price as follows:

     aa) two portions by transfer of immediately available funds and credit thereof to the following accounts:



          (i) a portion equal to the Preliminary balance in favor of Woolworth Germany, if any, to the following account of Woolworth Germany:


              Blank:                    Bayeri5che Hypo- und
                                        Vereinsbank AG
              Account No.:              8279 802
              BLZ:                      503 201 91

              such payment being deemed to satisfy both the Preliminary Balance owed by the Seller to Woolworth Germany and an equal portion of the Purchase Price owed by the Buyer to the Seller; and


          (ii) a portion equal to the difference between the Purchase Price on the one side and the Preliminary Balance in favor of Woolworth Germany plus the amount of DM 5,000,000.00 (Deutsche Marks five million) on the other side to the following account of the
               Seller:

               Bank:                     Deutsche Bank AG
               Account No.:              0967190
               BLZ:                      500 700 10
                    or to such other account as shall have been notified in writing by Seller to Buyer not later than 3 (three) Business Days prior to the Closing Date;

               bb) one portion in the amount of DM 5,00,000.00 (Deutsche Marks five million) by offset (Verrechnung) against the claims in the same amount of certain managers of Woolworth Germany against the Guarantor for Seller, which have been assigned to the Buyer 1 in accordance with the Bleteiligungsvertrag of September 19, 1998 (Roll of Deeds No. 412/1998 of Notary Public Dr. Wolfgang Hauser, Frankfurt am Main). The foregoing offset shall be deemed effected upon transfer and credit of the funds as specified in Section 5.2 b) aa) and shall be deemed to constitute payment of the Purchase Price in an amount of DM 5,000,000.00 (Deutsche Marks five million) and fulfillment of the claims in the same amount of certain managers of Woolworth Germany against the Guarantor for Seller. Buyer shall hold Seller and Guarantor for Seller harmless in respect of any taxes payable on said amount;


     c) delivery of a legal opinion issued by outside counsel for the Seller and the Guarantor for Seller substantially in the form attached hereto as Exhibit 5.2 c), which shall be a condition precedent to the payment of the Purchase Price.

     d) fulfillment of all other obligations to be fulfilled as of the Closing Date in accordance with this Agreement, including the obligations under Sections 9.4 and 9.5.

     The Seller shall confirm to the Buyer as promptly as possible the receipt of the funds referred to in Section 5.2. (b)aa) (ii).

     The Parties shall confirm in a closing document at the Closing that all acts to be performed pursuant to this Section 5.2 have been performed.


5.3 The Buyer shall ensure (dafur cinstehen) that the complete notification required under Section 24a para. 4 of the German Act against Restraints of Competition or Article 7 Regulation (EC) No. 4064/89 on the Control of Concentrations between Undertakings, whichever is applicable, will be filed with the competent antitrust authority within five Business Days after the date of this Agreement. The Seller shall cooperate with the Buyer in the preparation of such notification.









     If the competent antitrust authority should deny its approval, each Party may withdraw (zurucktreten) from this Agreement, provided, however, that the Buyer shall comply with all conditions (Auflagen) which the competent antitrust authority proposes to impose, unless such conditions are unreasonable (unzumutbar) for the Buyer. Neither Party is obligated to appeal a decision of the competent antitrust authority.

     As soon as the merger contemplated by this Agreement may be consummated under 24a para. 4 of the German Act against Restraints of Competition or
     Article 7 Regulation (EC) No. 4064/89 on the Control of Concentrations between Undertakings, whichever is applicable, the Seller and the Buyer shall notify each other as well as Bayerische Hypo- und Vereinsbank AG, Munich, (the latter substantially in the form of Exhibit 5.3 hereto) and Mengeler Mueller Weittel Wirtz, Frankfurt am Main, c/c Dr. Dieter Beinert, on behalf of the Seller, and Doser Arnereller Noack, Frankfurt am Main, Christian Brodersen, on behalf of the Buyer, thereof in writing without delay.

     Each Party may withdraw from this Agreement if the merger contemplated by this Agreement may not be consummated under Section 24a para. 4 of the German Act against Restraints of Competition or Article 7 Regulation (EC) No. 4064/89 on the Control of Concentrations between Undertakings, whichever is applicable, on or before December 21, 1998.

5.4 If the Purchase Price is not paid in full on the Closing Date, the outstanding balance shall bear interest of 8% p.a. for the period from the Closing Date until actual payment. Any other rights or remedies which the Seller may have under statutory law including the rights to claim damages or to withdraw from this Agreement shall remain unaffected.

                                     SECTION 6

                         REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants (gewahrleistet und sichert zu) to the Buyer that:

6.1  Legal Matters

a) Each Material Woolworth Company has been duly established and is validly existing under the laws of the jurisdiction of its incorporation or foundation. None of the Material Woolworth Companies is in a status of insolvency ("zahlungsunfahigkeit") or overindebtedness ("Uberschuldung", i.e. the liabilities exceeding the assets as set forth in Section 268 (3) German Commercial Code). The statements made in Section 2, including
     Exhibit 2.2 hereto, with regard to the Seller and the Woolworth Companies are correct. Only the companies shown on Exhibit 2.2 hereto (other than the Seller) form part of the Woolworth Group in Germany and Austria. The Material Woolworth Companies do not hold, directly or indirectly, any material interest in companies other than those mentioned in Section 2 and except for the silent partnership interest of Woolworth Germany in Woolworth Austria.


b) Except as disclosed in Exhibit 6.1 b) hereto, the seller is the sole and unrestricted owner of the Sold Interests. The Sold Interests and the interests in the other Woo1worth Companies held indirectly by Woolworth Germany are free and clear of any rights and claims of third parties. The Sold Interests are non-assessable (keine Nachschubpllichten) . The seller is authorized to sell and transfer the Sold Interests in accordance with this Agreement without any restrictions.


c) Except as described in Exhibit 2.1 and Exhibit 6.1 b) hereof, all capital contributions on the Sold Interests as well as on the shares or interests in the other Material Woolworth Companies have been completely made, either in cash or in kind.

     There have been (i) no transactions between the Seller and Woolworth Germany, and (ii) to the best knowledge of the Seller, no transactions between another Material Woolworth Company and its shareholder, resulting in a repayment of the stated share capital of such Material Woolworth Company within the meaning of Section 30 of the German Law relating to Limited Liability Companies (Cesetz uher die Gesellschaft mit beschrankter Haftung -GmhHG -) or Section 57 of the German Stock Corporation Act (Aktienqesetz) or of capital contributions owed under limited partnership agreements (Hafteinlagen).

d) This Agreement and its implementation does not constitute a breach of any agreement by which the seller is bound.

6.2  Real Estate
     -----------

     a) (i) Exhibit 6.2 a) (i) hereto contains a complete list of all real estate (stores, headquarters building in Frankfurt am Main, office and other buildings and land in Lagen, distribution center in Bonen and other real estate) owned or co-owned by, or subject to an inheritance building right (Erbbaurecbt) or an in-rem lease (Dauernutzungsrecht) in favor of, any Material Woolworth Company;

          except as mentioned in Exhibit 6.2 a) (i) there are with respect to the real estate listed in Exhibit 6.2 a) (i) no contractual rights of third parties materially adversely affecting the transferability of the ownership to, or the operation of the retail business of the Material Woolworth Companies or their subtenants as presently operated at, the respective real estate, nor are there, to the knowledge of the Seller, any application5 for registration of such rights pending;


          (ii) Exhibit 6.2 a) (ii) hereto contains a complete list of all real estate owned by a Material Woolworth Company and subject to an inheritance building right in favor of a third party; and

          (iii) Exhibit 6.2 a) (iii) hereto lists all material rental or lease agreements concerning real estate to which any Material Woolworth Company is a party (other than rental or lease agreements between two or more Material Woolworth Companies) . Not listed on such Exhibit are, however, immaterial lease agreements, such as so-called propaganda agreements (Propaganda-Vertrage) and rental agreements concerning apartments, parking space and advertising space (Werbeflachen).

          The information set forth on Exhibits 6.2 a) (i) to 6.2 a) (iii) hereto is correct as of the date of such Exhibits, unless expressly marked as "informational".

     b) Other than as disclosed on Exhibit 6.2 b) hereto or elsewhere in this Agreement or any Exhibit thereto, the Material Woolworth Companies do not violate any law applicable to the retail business carried out by them in a way which would materially adversely affect the business of the Material Woolworth Companies taken as a whole, in particular with regard to:

     - insufficient provision of legally required parking places (fehlender Nachweis von gesetzlich erforderlichen stellplatzen);

     - governmental objections (behodrdliche Beanstandungen) and unfulfilled obligations imposed by public authorities (unerledigte Auflagen);

     -    objections by neighbours (nachbarrechtliche Beanstandungen);

     -    damage to the structure of buildings on the real estate.

     c) There is no violation by any Material Woolworth Company of any rental, or lease agreement listed on Exhibit 6.2 a) (iii) hereto which would give the owner of the real estate the right to terminate prematurely the rental or lease agreement concerned. No Material Woolworth Company is in arrears with respect to payments under any such rental or lease agreement, except for cases in which payments have been lawfully offset or withheld.

     d) Except as disclosed on Exhibit 6.2 d) hereto, neither the execution nor the consummation of this Agreement and the transactions contemplated by this Agreement permit the respective lessor under any rental or lease agreement listed on Exhibit 6.2 a) (iii) hereto to prematurely terminate the respective agreement where such termination would have a material adverse effect on the retail business of the Material Woolworth Companies as a whole.

6.3  Permits, Licenses, Environment
     ------------------------------

     a)   To the knowledge of the Seller,

          (i)  each  Material   Woolworth  Company  has  obtained  all  material
               permits, licenses and other authorizations which are required under public law to conduct its business as presently conducted;


          (ii) all such permits, licenses and other authorizations are valid and subject only to general statutory rights of revocation or withdrawal; and

          (iii) there are no circumstances which give reason to believe that any of such permits, licenses and other authorizations might be revoked, withdrawn or restricted.

     b) No Material Woolworth Company brought upon, kept, or used on any real estate listed on Exhibits 6.2 a) (i) to (iii) any contaminant (hazardous or toxic material or waste, including asbestos), except for

          (i)  contaminants   which  have  been  used  in  the  construction  or
               remodelling of buildings and with respect to which no remedial action is required under applicable laws;

          (ii) contaminants used, stored or sold by the Material Woolworth Companies in the ordinary course of business in reasonable quantities and provided that they are or were used, stored or sold in compliance with applicable laws;

          (iii) cases the cost to remedy which would not exceed DM 50,000.00 (Deutsche Marks fifty thousand) in any individual case; and

          (iv) the cases listed on Exhibit 6.3 b) (iv) hereto.

     c) Except for the cases listed on Exhibit 6.3 c) hereto, there are no governmental orders or charges under trade or environmental law (keine gewerheoder umweltrechtlichen Verfugungen oder Beanstandungen von Behorden) which relate to the businesses of the Material Woolworth
          Companies and the compliance with which would result in costs in excess of DM 50,000.00 (Deutsche Marks fifty thousand) in any individual case.

6.4  Intellectual Property Rights
     ----------------------------

     Exhibit 6.4 hereto lists all material trademarks and other intellectual property rights which have been registered in favor of any Material Woolworth Company. Exhibit 6.4 a hereto lists certain trademarks registered in the name of the seller or an Affiliate of the Seller (other than the Woolworth Companies) which have been or will be assigned to Woolworth Companies prior to the Closing. To the knowledge of the Seller and subject to the successful registration of trademarks for which applications are pending, the Material Woolworth Companies have the unrestricted, and with respect to the trademarks listed on Exhibit 6.4 b hereto, exclusive right, to use such intellectual property rights as, well as the Woolworth trade name, as currently used in their businesses in Germany and Austria. Except as mentioned in Exhibit 6.5 hereto, no intellectual property right listed on Exhibit 6.4 hereto is currently subject to written challenge received or followed up within the last year by a third party. To the knowledge of the Seller, no Material Woolworth Company violates, to a material extent, any industrial property rights of any third party.


6.5  Litigation etc.

     Exhibit 6.5 hereto lists

     (i) pending and threatened legal proceedings (civil, administrative, tax, arbitration, except for collections in the ordinary course of business) of the Material Woolworth Companies, which involve an amount (disregarding legal costs) in excess of DM 100,000.00 (Deutsche Marks one hundred thousand) in any individual case;

     (ii) pending or threatened material governmental investigations and material criminal and administrative proceedings (Straf- und Ordnungswidrigkeitenver-fahren) against any Material Woolworth Company or its employees or governing bodies (Organe), which investigations or proceedings relate to the business of any Material Woolworth Company.

          To the knowledge of the Seller, Exhibit 6.5 hereto is complete and correct.

6.6  Insurances


     The material insurance contracts of the Material Woolworth Companies are listed on Exhibit 6.6 hereto and are valid and binding, have been properly fulfilled and have not been terminated. The Buyer is aware that the insurance contracts marked on the Exhibit as Umbrella Insurance Contracts are umbrella insurance contracts taken out by the Seller or its Affiliates which cover the business of the Material Woolworth Companies and will terminate as of the Closing Date, unless otherwise provided for in Section 10.6.

6.7  Disclosure of Certain Agreements

     a) Exhibit 6.7 a) hereto lists all obligations of any Material Woolworth Company to purchase merchandise which provide for annual payments in excess 6f DM 1,000,000.00 (Deutsche Marks one million) in any individual case or, to the knowledge of the Seller, which extend beyond one year.

     b) Exhibit 6.7 b) hereto lists all leasing agreements (relating to assets other than real estate) of any Material Woolworth Company which provide for annual payments in excess of DM 250,000.00 (Deutsche Marks two hundred fifty thousand) in any individual case.

     c) Except for the agreements listed on Exhibit 6.7 c) hereto, none of the Material Woolworth Companies is a party to any joint venture agreements or agreements on cooperation with other businesses or with joint purchasing organizations.

     d) None of the Material Woolworth Companies is a party to any material distribution, distributorship, agency, commission or similar agreements which are atypical for the operation of general merchandise stores.

     e)   None of the  Material  Woolworth  Companies is a party to any material
          distribution,   distributorship,   agency,   commission   or   similar
          agreements which are atypical for the provision of photo services.

     f) None of the Material Woolworth Companies is a party to any material distribution, distributorship, agency, commission or similar agreements which are atypical for the provision of services in the areas of purchase, sale, administration and maintenance of real property or construction and remodelling of buildings.

     g) None of the Material Woolworth Companies is a party to any material distribution, distributorship, agency, commission or similar agreements which are atypical for the provision of services for electronics.

     h) To the knowledge of the Seller, none of the agreements listed on Exhibits 6.7 a) to 6.7 c) hereto has been terminated and no Material Woolworth Company is in material breach of any such agreement.

6.8  Employees, Consultants
     ----------------------

     a) The documents listed on Exhibit 6.8 a) hereto and previously provided to the Buyer correctly reflect the structure of the pension scheme (Struktur der betrieblichen Altersversorgung) applicable to the employees of the Material Woolworth Companies.

     b) The documents listed on Exhibit 6.8 b) hereto and previously provided to the Buyer correctly reflect the system of fixed and variable compensation of the Material Woolworth Companies applicable after the Closing Date to the officers and leading employees (Fuhrungskrafte und leitende Angestellte) of the Material Woolworth Companies and the performance measurement and incentive system applicable after the Closing Date to all employees of the Material Woolworth Companies.

     c)   To the  knowledge  of the  Seller,  Exhibit  6.8 c)  hereto  lists all
          material  shop  agreements   (Bletriebsvereinbarugen)   by  which  the
          Material Woolworth Companies are bound.

     d) The Material Woolworth Companies are not engaged in any material dispute with trade unions on the date of this Agreement.

     e) To the knowledge of the Seller, except for project oriented consultancy agreements, there are no consultancy agreements which provide for an average compensation in excess of DM 20,000.00 (Deutsche Marks twenty thousand) per month in any individual case or a notice period of more than one year.

6.9  Annual Accounts, Financials
     ---------------------------

     a)   The  audited  annual  accounts   (balance  sheets,   profit  and  loss
          statements and annexes) as of the applicable Accounts Date of Woolworth Germany, Woolworth

     Austria, Krone and Tappiser & Werner and the unaudited annual accounts as of the applicable Accounts Date of Meyer Der Schuh GmbH, Meyer Der Schuh KG, Lidos and Christa, which have been provided to the Buyer, have been prepared in accordance with the statutory commercial provisions concerning annual accounts and the generally accepted bookkeeping and accounting principles applied on a basis consistent with that of prior years (unless expressly stated otherwise in the accounts or auditor's reports) , which are applicable to each respective Material Woolworth Company under the laws of the jurisdiction of its incorporation or foundation- Each of such accounts presents, as of its respective Accounts Date, a true and fair view of the asset position (vermogens1age), financial position (Finanzlage) and earnings position (Ertragslage) of the respective Material Woolworth Company to which it relates within the meaning of $264 of the Commercial Code or similar provisions of the laws under which the respective Material Woolworth Company is incorporated, if and to the extent the presentation of such view is required by the generally accepted accounting principles in the respective jurisdiction.

     The audited consolidated annual accounts (Konzernabschlub) as of January 31, 1998 of Woolworth Germany (the "Consolidated Annual Accounts1'), which have been provided to the Buyer, have been prepared in accordance with the German statutory commercial provisions and generally accepted principles concerning consolidation, applied on a basis consistent with that of prior years (unless stated otherwise in the accounts or auditor's report).

     b) To the knowledge of the Seller, there are no material facts which would require a material change of the annual accounts described in
          Section 6.9 a), if such facts bad been known at the time the respective annual accounts had been established.

     c) The unaudited interim accounts (balance sheets and profit and loss statements) for Woolworth Germany, as consolidated with its subsidiaries, and for Woolworth Austria (the "Interim Statements") as of August 1, 1998 (the "Interim Statement Date") and for the period February 1, 1998 through August 1, 1998 as shown in Exhibit 6.9 C) hereto have been prepared in accordance with accounting principles generally accepted in Germany or Austria, respectively, on a basis consistent with the past practices of the respective companies.

     Each such Interim Statement presents, as of the interim Statement Date, a true and fair view of the asset position, financial position and earnings position of the relevant company in all material respects, except that:

     (i) the Interim Statements do not reflect the exact calculation for the relevant periods of certain accrual and year-end-audit-adjustment items that are normally determined on an accrual basis as part of the annual audit and which are, in the Interim Statements, allocated to the interim accounting periods on the basis of the budgeted amounts as updated from time to time,

     (ii) no physical inventory count was taken, and

     (iii)certain inventory accounts are recognized on a cash basis with a partial adjustment to an accrual basis in the Interim Statements, causing offsetting variances in the cash, inventory and accounts payable accounts.

d) With the exception of the transactions mentioned in Section 10.4 hereafter, there are no material financing arrangements currently in effect for any Material Woolworth Company of a type which would not be required to be shown or reflected in the annual financial statements.

6.10 Guaranties
     ----------

     No Material Woolworth Company has assumed any guaranties or other liabilities for any obligation of another Woolworth Company (other than a Material Woolworth Company) or a third party, other than those disclosed on
     Exhibit 6.10 hereto or in any annual accounts of the Material Woolworth Companies as per the applicable Accounts Date or in any auditor's reports thereon, if any. Excluded from this representation and warranty are furthermore assumptions of liabilities for the obligations of Affiliates in amounts of less than DM 100,000.00 (Deutsche Marks one hundred thousand) in any one case.

6.11 Subsidies
     ---------

     Except as listed in Exhibit 6.11 hereto, to the knowledge of the Seller, since January 1, 1996, no Material Woolworth Company has been promised or received any subsidies or other grants under public law.

     To the knowledge of the Seller, no transaction has been entered into by the Seller or any Material Woolworth Company (including the transactions contemplated by this Agreement) in consequence of which any of the Material Woolworth Companies is or may be liable to refund the whole or part of any subsidies or grants received.

6.12 Events since the Accounts Date
     ------------------------------

     Except as disclosed on Exhibit 6.12 hereto and except for the events and transactions mentioned in this Agreement or any other Exhibit hereto, there have not been any of the following events or transactions with regard to any Material Woolworth Company from the Accounts Date applicable to such Material Woolworth Company to the date of this Agreement:

     a) change of the stated capital, redemption of the Sold Interests, modification of the rights relating to the Sold Interests or change of the corporate documents, except that the Seller has carried out the transactions described in Exhibit 6.1 b) hereto;

     b) declaration or payment of dividends or other distributions with respect to any of the Sold Interests, except for a dividend for the fiscal year 1997/98 in the amount of DM 11,500,000.00 (Deutsche Marks eleven million five hundred thousand) paid on June 9, 1998 by Woolworth Germany to the Seller and interest in the amount of DM 633,594 (Deutsche Marks six hundred thirty three thousand five hundred ninety four) paid on June 9, 1998 by Woolworth Germany to an Affiliate of Seller in fulfilment of a former silent partnership agreement between such companies, both as shown in the notes to the audited annual accounts of Woolworth Germany for the year ended January 31, 1998;

     c)   acquisition or disposition of any interests in other companies;

     d) incurrence of commitments for capital expenditures in excess of DM 1,000,000.00 (Deutsche Marks one million) in any individual case;

     e) change in accounting methods, principles or practices materially affecting its assets, liabilities or business, unless required by law or a change in generally accepted accounting principles;

     f) entry into any agreement with the Seller or any of its Affiliates (other than the Woolworth Companies);

     g)   creation of any security interest in its material assets;

     h) disposition of assets with a book value of, or resulting in proceeds in excess of DM 500,000.00 (Deutsche Marks five hundred thousand) in any individual case;

     i) damage to or destruction or loss of any of its assets which damage, destruction or loss would exceed DM 100,000.00 (Deutsche Marks one hundred thousand) in value in any individual case; or

     j) any other material events or material transactions which are, to the knowledge of the seller, other than in the ordinary course of business.


6.13 Events Since the Date of this Agreement
     ---------------------------------------

     The Seller shall use its best efforts (which shall include reasonable instructions to management) such that from the date of this Agreement until the Closing Date

     a) none of the events or transactions described in Section 6.12 a), b) and f) will occur;

     b)   none of the events or transactions  described in Section 6.12, c), d),
          e) and g) will occur;

     c) other than as shown on Exhibit 6.13 hereto, no event or transaction described in Section 6.12 h) will occur; and

     d) no material transactions will be carried out by any Material Woolworth Company which are not within the ordinary course of business of the Woolworth Group as a whole;

     it being understood by the Buyer that the Seller does not have voting control of either Christa or Lidos.


6.14 Loans
     -----

     Exhibit  6.14  hereto  lists all  material  outstanding  loans  extended by
     banking   institutions  or  other  creditors  to  the  Material   Woolworth
     Companies.

6.15 Tax Status of Seller
     -------------------

     From 1985 through the Seller's fiscal year 1995 the German tax authorities have recognized the Seller as a corporation which for tax purposes was resident in Germany (in Deutschland unbeschrankt steuerpflichtige Korperschaft) . No change has occurred in the facts underlying this tax treatment and, to the knowledge of the Seller, no change in the interpretation of these facts by German tax authorities is pending.


     The representations and warranties in this Section 6 must be correct on the date of this Agreement and on the Closing Date, provided, however, that

     (i) representations and warranties which are based on knowledge or awareness of the Seller or refer to Exhibits hereto must be correct only on the date of this Agreement unless otherwise provided for in the following subparagraph (ii); and

     (ii) representations and warranties made as of a specific date must be correct only on such date.

     To the extent that representations and warranties of the Seller under this Agreement are based on knowledge or awareness of the Seller, only the knowledge or awareness of the individuals serving on the board of directors of the Seller, of the individuals listed on Exhibit 6 (last para.) hereto, and of the individuals serving as managing directors (Geschaftsfuhrer) and the individuals serving as holders of a general power of representation within the meaning of Section 54 of the German Commercial Code ("Prokuristen") of the Material Woolworth Companies other than Christa and Lidos shall be attributed to the Seller.


                                    SECTION 7

                          BREACH OF REPRESENTATIONS AND
                              WARRANTIES, LIABILITY

     7.1 In the event the Seller breaches any of its representations and warranties contained in Section 6, the Seller shall compensate the Buyer for the damages suffered by the Buyer as a result thereof, provided, however, that the Buyer shall

     a) inform the Seller without undue delay in writing of any alleged breach of the representation and warranty, it being understood that

          (i) the duty to examine as stipulated in Section 377 subsec. 1 of the German commercial Code shall not apply; and

          (ii) it shall in no event be considered an undue delay if the Buyer notifies the Seller of such breach within one month after having become aware of the nature, the scope and the likely consequences of such breach;

     b) before claiming damages, give the Seller the opportunity to remedy the breach of the representation and warranty within a reasonable period of time;

     c)   use all reasonable efforts to mitigate the damages suffered; and

     d)   to the extent applicable, fulfill its obligations under Section 7.5.

7.2 The Buyer shall have no claims based on a breach of a representation and warranty if and to the extent that the Buyer has knowledge within the meaning of $ 460 German Civil Code on the date of this Agreement that a representation and warranty is incorrect. Knowledge of the Buyer means knowledge of any member of the governing bodies or employees of the Buyer or of any adviser of the Buyer involved in the review, preparation or consummation of any of the transactions contemplated by this Agreement.

7.3 The Buyer shall have claims under section 7.1 based on a breach of a representation and warranty only if the aggregate amount of all such claims exceeds DM 10,000,000.00 (Deutsche Marks ten million) and then only to the extent that the aggregate amount of all such claims exceeds DM 7,500,000.00 (Deutsche Marks seven million five hundred thousand)

     Example 1: The Buyer has claims based on a broach of a representation and warranty in the aggregate amount DM 11,000,000.--. In such case, the Buyer shall have claims under Section 7.1 only in an amount of DM 3,500,000.00.

     Example 2: If the Buyer has claims in the aggregate amount of DM 9,000,000.--, the Buyer shall have no claims under Section 7.1.

     Individual claims based on a breach of a representation and warranty shall be considered only to the extent that they exceed the amount of DM 50,000.00 Deutsche Marks fifty thousand). The Buyer shall have no claims to the extent that the aggregate amount of all claims of the Buyer exceeds 20% (twenty percent) of the Purchase Price set forth in Section 4.1. Any statute-barred claim shall be disregarded for purposes of this Section 7.3. This Section 7.3 shall not apply to claims of the Buyer based on a breach of a representation and warranty contained in Sections 6.1 a), first and second sentence, 6.1 b), 6.1 c), 6.12 a), b) and f) and 6.13 a).


7.4 Any claims of the Buyer based on a breach of a representation and warranty, except for claims based on a breach of a representation and warranty contained in Sections 6.1 a), first sentence, 6.1 b), 6.l a), first sentence, 6.2 a) and 6.3 b) shall be statute-barred (verjahrt) 20 (twenty) months after the Closing Date.

     Claims based on Sections 6.1 a) first sentence, 6.1 b) and 6.1 c), first sentence, shall be statute-barred 15 (fifteen) years after the Closing Date. Claims based on Sections 6.2 a) or 6.3 b) shall be statute-barred 24 (twenty four) months after the Closing Date.

7.5 If a third party asserts a claim which might lead to any liability of the Seller under Section 7.1, the Buyer shall inform the Seller thereof without undue delay in writing. The Buyer shall give the Seller the opportunity to defend such claim at the Seller s cost. The Buyer shall allow the Seller to participate in all negotiations and correspondence with such third party at the Seller's cost. Upon request of the Seller, the Buyer shall cause the respective Material Woolworth Company to which such third party claim relates to initiate legal proceedings against such third party at the cost and in accordance with the instructions of the Seller. In order to enable the Seller to assess properly the benefits of the claim raised by the third party and the chances of litigation, and to proceed with the litigation, the Buyer shall make available or cause the respective Material Woolworth Company to make available all relevant documentation, give or cause to be given all relevant information, grant or cause to be granted the right to inspect the tiles and the documents, and alloy the questioning of the staff of the respective Material Woolworth Company involved.

7.6 Except for the representations and warranties set forth in Section 6, the Seller has not given any representations and warranties to the Buyer and shall not be deemed to have given any such representations and warranties by way of implication in fact or in law or otherwise.

     The Buyer has been provided the opportunity to make, and has made, its own investigation of the Material Woolworth Companies. None of the information given by the Seller to the Buyer beyond the warranties and representations set forth in Section 6 was given so as to be, or is being, relied upon by the Buyer as basis for its decision to purchase the Sold Interests at the price and on the terms and conditions set forth in this Agreement. The Seller shall not be liable in any way to the Buyer with respect to the accuracy or completeness of the Briefing Memorandum of Morgan Stanley & Co. Limited or any other written or oral information made available to the Buyer or its advisers in connection with their investigation of the Material Woolworth Companies.


     The Buyer shall have no rights, claims or remedies against the Seller other than those expressly provided for in this Section 7 and in Section B and claims for specific performance of obligations of the seller expressly set forth in this Agreement Any other rights, claims and remedies of any legal nature whatsoever (contractual, pre-contractual, statutory or otherwise), in particular the right to cancel, rescind or withdraw from this Agreement and any other right or remedy, which would have a similar effect, shall be excluded. Such exclusion shall not apply to the extent it would be contrary to mandatory applicable law.


                                    SECTION 8

                                   TAX MATTERS

8.1 Each of the Material Woolworth Companies has filed, when due, all applicable domestic or foreign tax and social security returns with respect to taxes (Steuern), assessments, fees, publicly levied charges for social security payments (Sozialversicherungbeitrage) including late interest or penalties (hereinafter together "Taxes") -

8.2 The Seller shall indemnify and hold each Material Woolworth Company harmless from any assessments of Taxes against such Material Woolworth Company which relate to the time period up to the Accounts Date applicable to such Material Woolworth Company, if and to the extent that they are not reflected, and no sufficient accruals have been established therefor, in the annual accounts of the respective Material Woolworth Company as per the applicable Accounts Date. Any payments to be made by the Seller hereunder shall, as between the Seller and the Buyer, be regarded as an adjustment to the Purchase Price.

8.3 If and to the extent that Taxes of a Material Woolworth Company result in tax benefits (Steuerentlastungen) to such Material Woolworth Company or an Affiliate of it or of the Buyer (e.g. due to timing differences), the resulting benefits shall be deducted from the corresponding indemnification claim pursuant to section 8.2 with the present value of such benefits (discount rate of 6.5% p.a.) at the time the Taxes become due and payable. When calculating the prospective tax benefits, a flat tax rate of 46% shall be applied for corporate income tax and trade tax on income.

8.4 If and to the extent that Taxes result from final increases in the assets (Vermogensrnehrungen) of a Material Woolworth Company or an Affiliate of it, the Buyer shall have no indemnification claim. Final increases in assets shall be deemed to exist if unknown assets are capitalized, or if accruals are dissolved and the underlying facts do not result in later expenses. Final increases in assets caused by the capitalization of unknown assets shall be considered under this Section 8.4 only if and to the extent not covered by Section 8.3.

8.5 Any tax refunds to a Material Woolworth Company which relate to the time period up to the Accounts Date applicable to such Material Woolworth Company and which have not been recorded as an asset in the annual accounts of such Material Woolworth Company as per the Accounts Date applicable to it as well as over-accruals for Taxes in the annual accounts of the Material Woolworth Companies shall be off-set by the Seller against claims, if any1 under this Agreement, but shall not lead to payment claims of the Seller against the Buyer.

8.6 Claims of the Buyer under this Section 8 shall be statute-barred 6 (six) months after the respective taxes have been finally assessed. The Buyer will not apply for, or agree to, and will not take any action which may result in, the extension of the statutes of limitation for the assessment of any Taxes.

8.7 The Buyer shall cause the Material Woolworth Companies to properly maintain all records relevant for the assessment of any Taxes up to the Accounts Date. In case of a tax audit (steuerliche Aubenprufung) of any Material Woolworth Company for the time period until the Accounts Date applicable to it, the Buyer shall forthwith inform the seller thereof in writing and give representatives of the Seller reasonable opportunity to participate in such tax audit and all negotiations and correspondence with the tax authorities at the seller's cost.

     Upon request of he seller, the Buyer shall cause the respective Material Woolworth Company to appeal any tax assessment resulting from any such tax audit at the cost and in accordance with the instructions of the Seller. In order to enable the Seller to assess properly the chances of such an appeal and to proceed with such appeal, the Buyer shall make available or cause the "respective Material Woolworth Company to make available all relevant documentation, give or cause to be given all relevant information, grant or cause to be granted the right to inspect the books and the documents, and allow the questioning of the staff of the respective Material Woolworth Company involved.

8.8 The Buyer is aware that, as a consequence of the transactions contemplated herein, the direct group taxation (Organschaft) existing between the Seller and Woolworth Germany and the indirect group taxation existing between the Seller and Krone and Tappiser & Werner will terminate as of February 1, 1998 with respect to trade tax and as of the closing Date with respect to value added tax.

8.9 In the event of a U.S. Internal Revenue Service tax audit of Seller or its Affiliates, the Buyer agrees to cooperate reasonably with the Seller and to grant the Seller reasonable access to all relevant documentation included in the records of the Material Woolworth Companies referred to in the first sentence of Section 8.7.

                                    SECTION 9

                         RELATIONSHIP BETWEEN THE SELLER
                             AND THE WOOLWORTH GROUP


9.1 Except as otherwise provided for in this Agreement or its Exhibits or the agreements referred to in its Exhibits, all accounts receivable and accounts payable of the Woolworth Companies on the one side and the seller and its Affiliates (except for the Woolworth Companies) on the other side shall be settled as of and paid on the Closing Date, whether or not such accounts receivable and payable are due by such date.

     All accounts receivable and accounts payable of the Woolworth Companies on the one side and the Seller and its Affiliates (except for the Woolworth Companies) on the other side (including accounts receivable and payable under the cash pooling agreement with Deutsche Bank AG of August 18, 1997 but excluding accounts receivable and payable under the continuing contractual relationships referred to in Exhibits 9.2 and 9.3 hereto), shall be settled according to the following procedure: Two Business Days before the closing Date, the Seller shall (i) repay the accounts payable due to Woolworth Germany in an amount sufficient for the operational needs of Woolworth Germany up to the Closing Date, (ii) suspend the afore-mentioned cash pooling agreement, (iii) estimate in good faith the amounts of all of such accounts receivable and payable as of the Closing Date, (iv) determine on the basis of the amounts so estimated a preliminary balance (the "Preliminary Balance") and (v) notify the Preliminary Balance to the Buyer. If the Preliminary Balance is in favor of Woolworth Germany; it shall be settled on the Closing Date by payment by the Buyer of such portion of the Purchase Price which is equal to the Preliminary Balance in accordance with Section 5.2 b) aa) (i) to the account of Woolworth Germany specified therein. If the Preliminary Balance is in favor of the Seller, the Buyer shall cause Woolworth Germany to pay to the Seller an amount equal to the preliminary Balance on the Closing Date. Within three weeks from the Closing Date, the Seller will, and the Buyer will cause Woolworth Germany to, (i) determine the net final amount of all of such accounts receivable and payable as of the Closing Date and (ii) effect payment of the net balance owed, if any. The net balance shall in no case be greater than DM 15,000,000.00 (Deutsche Marks fifteen million) and neither the seller nor Woolworth Germany shall be obligated to pay any net balance in excess of such amount.

9.2 The Affiliates of Seller (other than the Material Woolworth Companies) have in the past rendered certain corporate services (such as management reviews and accounting advice and service) and specific services (such as electronic data processing, auditing, market research and financial services, including cash management) to the Woolworth Companies. The Seller shall cause its Affiliates to continue to render such services, upon the same terms and conditions so far applied, until the Closing Date. Certain of such services shall be continued as of the Closing Date as per the draft amendments attached hereto as Exhibit 9.2.

9.3 Unless expressly otherwise provided for in this Agreement or the Exhibits hereto, all contractual relationships between the Seller and its Affiliates (except for the Woolworth Companies) on the one side and the Woolworth companies on the other side, as well as the rights and obligations thereunder, shall terminate as of the closing Date. This shall not apply for the agreements listed on Exhibit 9.3 hereto, which shall be continued subject to their terms and conditions.

9.4 The Buyer shall assume all guaranties, securities and other obligations of any kind (including back-to-back guaranties and securities given to banks or other third parties and obligations under letters of credit) which the seller or any of its Affiliates (except for the Woolworth Companies) has assumed exclusively in favor or for the benefit of any Woolworth Company. The Buyer shall ensure that the Seller and any of its Affiliates will be released from such guaranties, securities and other obligations or, if this is flat possible, counterindemnified by a guaranty of one of the three major German banks. With regard to the guaranties, securities and other obligations listed on Exhibit 9.4 hereto, the Buyer shall fulfill its obligations under this Section 9.4 on the Closing Date. With regard to any such guaranties, securities and other obligations notified by the seller to the Buyer after the date of this Agreement, the Buyer shall fulfill its obligations under this Sections 9.4 without delay upon notice thereof by the Seller, it being understood that the obligation of the Buyer to ensure that the Seller be released therefrom shall be limited to such guaranties, securities and other obligations in the aggregate amount of DM 500,000.00 (Deutsche Marks five hundred thousand).

9.5 The members of the boards (Geschaftstfuhrung, Aufsichtsrat oder Beirat) of the Woolworth Companies, who are employees, directors or officers of the Seller or any of its Affiliates (except for the Woolworth Companies) and who are listed on Exhibit 9.5 hereto, shall resign from such office with the Woolworth Companies as of the Closing Date and the Buyer shall resolve or cause to be resolved the ratification and approval (Entlastung) of all their actions taken prior to their resignations. The employees and members of the boards of the Woolworth Companies, who serve on any boards of the Seller or any of is Affiliates (except for the Woolworth Companies) and who are listed on
     Exhibit 9.5 hereto, shall resign from such office with the Seller or any of its Affiliates as of the Closing Date.

9.6 For a period of three years after the Closing Date, the Seller and its Affiliates shall not, directly or indirectly,

     a) establish a business in Germany or Austria which would compete with the retail business presently conducted by the Material Woolworth Companies; or

     b) acquire a majority interest (equity or votes) in an enterprise in Germany or Austria which is engaged in a business which competes with the retail business presently conducted by the Material Woolworth Companies.

     This obligation not to compete shall not apply to business activities of the type currently carried out through specialty stores, such as The Sports Authority, Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports, Colorado, Afterthoughts or Northern Reflections, or to direct marketing, internet and catalogue sales operations selling the types of merchandise sold in the above-mentioned specialty stores.

9.7 After the closing Date, the Seller shall keep strictly confidential all business and trade secrets of the Material Woolworth Companies.


                                   SECTION 10

                      FURTHER COVENANTS AND UNDERSTANDINGS

10.1 The Parties shall execute all documents and do all other things and perform all other acts (including giving access to documents) as may be reasonably necessary to perform the terms of this Agreement and the orderly separation of the business affairs of the Seller and its Affiliates (other than the Woolworth companies) on the one hand from those of the Woolworth Companies on the other hand. This obligation shall extend beyond the Closing Date.

10.2 Until the Closing Date, neither ?arty shall make a press release or similar announcement with respect to the transactions contemplated by this Agreement without the prior consent of the other Parties. Each Party shall consult with the other Parties about the form and content of any such press release or similar announcement it intends to make on the Closing Date or thereafter. This provision shall not apply to any press releases or similar announcements made internally to the management or workers' representation of any of the Woolworth Companies or required to be made under applicable law.

10.3 Until the Closing Date, the Buyer and its advisers shall not contact any of the Woolworth Companies or their management other than through the individuals designated by the Seller on Exhibit 10.3 hereto

10.4 The Buyer acknowledges and understands that:

     a) (i) Woolworth Germany and its Affiliates are engaged in a variety of off-balance sheet leasing arrangements in which Christa, Lidos, Katorn, Fero and Ala serve as the leasing vehicles;

          (ii) Woolworth Germany or its Affiliates have issued guarantees of the leasing obligations of each of the leasing vehicles referred to in
          Section 10.4 a) (i); and

          (iii) in certain cases, the unamortized loan value of the properties which are the subject of the leasing arrangements referred to in
          Section 10.4 a) (i) may exceed senior management's best estimates of the present market values of such properties;

     b) the value at which Woolworth Germany's investment in the shares of Kaufring is reflected in Woolworth Germany's financial statements exceeds the current market value of such shares based on the share price quoted on the Frankfurt Stock Exchange and, therefore, the Buyer shall have no claims against the Seller with regard to the above matters pursuant to the provisions of Section 6 or otherwise.

10.5 By letter of January 12, 1998, Deutsche Bank AG has granted to the Seller and Woolworth Germany as joint and several debtors a line of credit in the amount of DM 50,000,000.00 (Deutsche Marks fifty million). Until the Closing Date, the Seller and Woolworth Germany will use their best efforts to either terminate such credit facility or to release the seller of its liability thereunder If for any reason such termination or release has not become effective by the Closing Date, the Buyer shall cause Woolworth Germany to continue its best efforts in this respect and shall indemnify the seller against any liability under such credit facility.

10.6 It is agreed that, at the written request of the Buyer, which has to be given not less than two days prior to the Closing Date, the Guarantor for Seller's property and general liability policies will be extended to cover the interest of Buyer 35 respects Buyer's ownership and operation of Woolworth Germany for claims occurring within 30 days of the Closing Date, subject to the terms and conditions of said policies. A condition of such agreement is that the Buyer maintain property protection standards to an equal or greater level than the property protection standards previously maintained by the Guarantor for seller. A further condition of such agreement is that there be no material change to the operation of Woolworth Germany, under the ownership of Buyer, for said 30 day period. The total premium for such 30 days extension of insurance coverage shall amount to US$ 65,678.00 (US Dollars sixty five thousand six hundred and seventy eight). The Buyer shall ensure that such premium is paid by Woolworth Germany to the Guarantor for Seller on the Closing Date.


                                   SECTION 11

                                 COSTS AND TAXES

11.1 Any transfer taxes (including real estate transfer tax), fees (including notarial fees) , stamp duties and charges (including those incurred in connection with antitrust clearances, governmental approvals, filings and the like) payable in connection with this Agreement and its implementation shall be borne by the Buyer.

11.2 Each Party shall bear the costs of its own advisers.

                                   SECTION 12

                              GUARANTEE FOR SELLER


     The Guarantor for seller hereby guarantees (garantiert) to the Buyer the performance of the obligations of the Seller vis-a-vis the Buyer under this Agreement. In addition, the Guarantor for Seller shall indemnify the Buyer from any liability of the Buyer which may arise under Section 41S German
     Civil Code by the consummation of this Agreement, except that this indemnification shall not extend to the liability of the Buyer under
     Section 419 German civil Code for any guarantees, securities and other obligations of the seller referred to in Section 9,4. The Guarantor for seller does not assume any liability, and no such liability shall be deemed assumed by the Guarantor for seller pursuant to this Section 12, with regard to any liability of the Seller in connection with the facts outlined in Exhibit 6.1 b) hereto.


                                   SECTION 13

                           JOINT AND SEVERAL LIABILITY

     Buyer 1 and Buyer 2 shall be jointly and severally liable (haften als Gesamtschuldner) for all obligations of the Buyer hereunder, including the obligation to pay the Purchase Price. Buyer 2 hereby irrevocably appoints Buyer 1 as its agent (stellvertreter) to receive and give any statement or notice under or in connection with this Agreement.


                                   SECTION 14

                                  MISCELLANEOUS

     14.1 This Agreement is subject to the laws of the Federal Republic of Germany.

     14.2 This Agreement shall create rights and obligations only of and between the Parties hereto.

     14.3 Any changes of or amendments to this Agreement, including any change of this Section 14.3, must be in writing and signed by the Parties to be effective, unless notarial form is required.

     14.4 Should any provision of this Agreement, or any provision to be incorporated in the future, be or become invalid or unenforceable, the validity of the balance of this

     Agreement shall not be affected thereby. The same shall apply if this Agreement contains any omissions. In lieu of an invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which, to the extent legally permissible, comes as close as possible to what the Parties had intended or would have intended, according to the spirit and purpose of this Agreement, if they had considered the matter at the time this Agreement was executed. The same shall apply if a provision is invalid because of the stipulated scope or time period.

     14.5 Exclusive place of venue (Gerichtsstand) for all disputes under or in connection Agreement and its implementation shall be Frankfurt am Main.